CUSIP: 48245ACM1 ISIN: US48245ACM18	Filed pursuant to Rule 433 Registration No. 333-224298 (Relating to Prospectus Supplement dated May 11, 2018 and Prospectus dated May 11, 2018)

KFW US MTN

FINAL TERM SHEET

Dated 6 JULY 2020

Issuer: KfW	Title of Securities: USD 150,000,000 0.220% Notes due 13 January 2022 (the “Notes”)

Aggregate Principal Amount: USD 150,000,000	Interest Rate: 0.220% per annum

Original Issue Date: 13 July 2020	Maturity Date: 13 January 2022

Interest Commencement Date: 13 July 2020	Final Redemption Price: 100%

Payments:

First Interest Payment Date: 13 January 2021

Interest Payment Date(s): 13 January 2021, 13 July 2021, 13 January 2022

Redemption:    ☐ Yes    ☒ No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):

Minimum Redemption Notice Period:

Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):

Repayment:    ☐ Yes    ☒ No

Repayment Date(s):

Minimum Repayment Notice Period:

Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):

Specified Currency:    U.S. dollars for all payments unless otherwise specified below:

Payments of principal and any premium:

Payments of interest:

Authorized Denomination: USD 200,000

Exchange Rate Agent:

Original Issue Discount Note (“OID”):    ☐ Yes    ☒ No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Day Count Fraction:    30/360 (as provided in para. 2 of §3 of the Conditions; for the avoidance of doubt: interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month and the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month))

Business Day Convention:    Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Non-Business Day” of §5 of the Conditions)

Other Terms of Notes:

N/A

Other:

(1) United States Tax Considerations

Please see the description under the heading “United States Taxation — United States Holders” in the accompanying prospectus for a summary of the material U.S. federal income tax consequences of owning the Notes.

(2) Delivery and Settlement

We expect that delivery of the Notes will be made against payment therefor on or about the closing date, which will be the fifth New York business day following the date of pricing of the Notes (“T+5”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes may be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Such purchasers should also consult their own advisors in this regard.

Price to Public:    100%, plus accrued interest, if any, from 13 July 2020

Dealers:    Bank of Montreal, London Branch

Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free +1-866-864-7760.

Prospectus and Prospectus Supplement